UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2007

GERMAN AMERICAN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-11244	35-1547518
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

711 Main Street Box 810 Jasper, Indiana	47546
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (812) 482-1314

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

࿳ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

࿳ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

࿳ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

࿳ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2007, the Board of Directors (the “Board”) of German American Bancorp, Inc. (the "Company"), by the vote of the members of the Board who are not “interested directors” within the meaning of the Marketplace Rules of the NASDAQ Stock Market, Inc., established the balanced scorecards for the executive officers of the Company that, taken together, constitute the Company's Management Incentive Plan for such executive officers for 2007, all as recommended by the Compensation and Human Resources Committee of the Board (the "Committee”). As in past years, executive officers of the Company were compensated for their services in 2006 under a program (known as the Management Incentive Plan) that included the opportunity to receive incentive awards in the form of short-term incentive cash awards and long-term equity incentive awards. The Board of Directors on February 12, 2007, accepted the recommendation of the Committee that the Management Incentive Plan be continued for 2007, and established the criteria for personal 2007 "balanced scorecards" under the Plan for each of the Company’s executive officers, including short-term and long-term entitlements.

Short-term Cash Incentive Scorecards. The Board (upon the recommendation of the Committee) established target short-term cash incentive awards for each of the Company’s executive officers, based on the extent to which performance and other criteria are achieved during 2007. The target award for each executive officer is fixed as a percentage (which ranges from 30% to 50%, depending upon the executive; the CEO’s percentage is 50%) of his 2007 base salary. Maximum awards (payable only if the targeted performance and other criteria are substantially exceeded) can be as much as 200% of the target awards.

Long-term Incentive Awards Scorecards. For services during 2007, each of the Company’s executive officers may also earn the right to be awarded equity-based incentive grants (which include a cash component), based upon the extent to which certain performance and other criteria are achieved over the three-year period ending December 31, 2007. Like the cash incentive award target values, the dollar values of target long-term incentive awards for executive officers are figured as percentages of their current year base salary, which percentages range from 30% to 50% of 2007 base salary, depending upon the executive; the CEO’s percentage is 50%. Also like the cash incentive award scorecards, maximum long-term incentive awards (payable only if targeted performance and other criteria are substantially exceeded on an average basis over the three-year period ending December 31, 2007) may be of as much as 200% of the target awards.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective February 12, 2007, the Company amended its Restated Bylaws in the following respects:

•	To conform the corporate name of the Company in the title of the Bylaws to its current corporate name;
•
To provide that the Company, in addition to a President and Chief Executive Officer, may have one or more other Presidents, and to make various conforming changes to change the references to “President” previously included in the Bylaws to “President and Chief Executive Officer”;

•
To add a new Section 1.9 that requires that a shareholder who intends to nominate a person for election to the Board of Directors at any shareholders meeting must notify the Secretary of the Company of such shareholder’s intent to do so not later than ten business days prior to the meeting, as a condition to that shareholder’s eligibility to submit such nomination from the floor of the shareholders meeting (except that nominees named in the Company’s proxy statement for any meeting may be nominated without any such notice);

•	To make technical non-substantive changes to Section 2.1 regarding the classification of, and terms of, members of the Board of Directors;
•
To change the definition provided by Section 4.2 of those who may be Eligible Persons (for purposes of receiving indemnification payments and advancements of expenses pursuant to Article IV) to specifically include those persons who may, at the request of the Company, (a) serve as divisional directors of wholly-owned subsidiaries of the Company, or (b) serve organizations or entities that are not subsidiaries of the Company but as to which the Company may from time to time be entitled to representation, participation, attendance or informational rights with respect to their boards of directors or committees or other governance structures or activities, as a result of the making by the Company of investments in such other organizations or entities and their affiliates or otherwise; and

•
To change Article VIII of the Bylaws, Shares, in various respects in order to clarify that the Company may register the issuance, ownership and transfer of its shares of capital stock either in certificated or in uncertificated (direct registration) form, and to add a new Section 8.5 to specify that the Company may treat as the exclusive owner of shares of the Company, for all purposes, the person or persons in whose name shares are registered on the books of the Company, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice of such claim or interest, except as may be expressly provided by applicable law; and

•	To change the use of pronouns throughout the Bylaws in order to make the pronouns gender neutral.

The amendments are reflected by Restated Bylaws that were adopted effective February 12, 2007. The text of the Restated Bylaws, as amended through February 12, 2007, is set forth in Exhibit 3 to this report, which exhibit is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.  The exhibit listed in the Exhibit Index that immediately follows the Signatures page to this Report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP, INC.

Date: February 16, 2007	By:	/s/ Mark A. Schroeder
Mark A. Schroeder President and Chief Executive Officer

EXHIBIT INDEX

3	Restated Bylaws of German American Bancorp, Inc. (as amended through February 12, 2007)